EXHIBIT (12)


                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (unaudited)
                             (dollars in millions)

                                                                    For the Nine
                                                                    Months Ended
                                                                 September 30, 1997
                                                                 ------------------
Net income before income taxes and minority interest in
 income of Heller International Group, Inc....................          $ 186

Add-Fixed charges
 Interest and debt expense....................................            376
 One-third of rentals.........................................              6
                                                                        -----

  Total fixed charges.........................................            382
                                                                        -----

Net income, as adjusted.......................................          $ 568
                                                                        -----

Ratio of earnings to fixed charges............................           1.49x
                                                                        =====

Preferred stock dividends on a pre-tax basis..................             14
  Total combined fixed charges and preferred stock dividends..          $ 396
                                                                        -----

Ratio of earnings to combined fixed charges and
 preferred stock dividends....................................           1.43x
                                                                        =====

  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest in Heller International Group, Inc. income and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.